FOR IMMEDIATE RELEASE
Contact: ir@gipreit.com

Generation Income Properties
Announces Planned Departure of Company’s
Chief Financial Officer, Allison Davies

Tampa, FL, October 4, 2023 – Generation Income Properties, Inc. (NASDAQ: GIPR) (the “Company”) announced today that its Chief Financial Officer and Treasurer, Allison Davies will be departing the Company on November 15, 2023, or, if later, after the filing of the Company’s Form 10-Q for Q3 2023, in order to work closer to where she resides in the Jacksonville, FL area.

Ms. Davies will remain in her roles until her final departure date, and the Company has begun a search to identify Ms. Davies’ successor. David Sobelman, GIPR’s President and CEO stated, “Allison has contributed so much to GIPR, but the Board and I understand that working from a distance is not an ideal scenario for either of us at this stage of the Company’s growth. Allison's efforts were instrumental in having GIPR qualify for REIT status and in building out the accounting and finance function at GIPR, including a new ERP system, as well as providing guidance for us in our Investment Committee. We think the world of Allison and know that we'll both be cheering for each other in the future.” Ms. Davies commented, “I will always be thankful for the opportunity GIPR has provided me and look forward to watching one of the most resilient and driven teams I have ever worked with continue to grow. Thank you to the GIPR team and Board for their support and understanding as I move into the next phase of my career.”

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in densely populated submarkets throughout the United States. Additional information about Generation Income Properties, Inc. can be found on the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "intend," "expect," "plan," "should," "will," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These statements reflect the Company's expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied

1 | GENERATION INCOME PROPERTIES | 401 E Jackson St, Suite 3300, Tampa, FL 33602 | (813) 448-1234

by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the Company's business, financial condition, and results of operations. These risks and uncertainties include those identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 28, 2023, as well as our other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statement made by us herein speaks only as of the date on which it is made. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof, except as may be required by law.

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DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>.<<VER>> \* MERGEFORMAT 4862-4533-0819.3